Exhibit 3.5

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is CCA International, LLC.

•	Second: The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington Zip Code 19801.

The name of its Registered Agent at such address is The Corporation Trust Company.

•	Third: Effective at 4:00 P.M. Eastern time on December 26, 2012.

In Witness Whereof, the undersigned have executed this Certificate of Formation this 26 day of December, 2012.

By:	/s/ Damon T. Hininger
Authorized Person(s)

Name:	Damon T. Hininger
Typed or Printed
CEO/President